Exhibit 99.1

JLL Income Property Trust
Expands SFR Investments with Amherst
New program to invest up to $500 million for single-family rentals

Chicago (November 17, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $7.2 billion in total assets, announced today it has expanded its existing relationship with Amherst, a vertically integrated real estate investment, development and operating platform, to acquire up to $500 million in single-family rental homes in a phased venture over the next two years. JLL Income Property Trust will have a 95% ownership in the venture, and Amherst will have a 5% stake. JLL Income Property Trust previously acquired a 47% interest in a 4,000-home portfolio in which Amherst is also a partner and the operator.

The initial closing of this expanded program includes approximately 360 recently acquired and fully renovated single-family rental homes diversified across 10 states and 16 geographically distinct markets, valued at approximately $120 million. These locations align well to LaSalle Research & Strategy’s top ranked single-family rental markets and share attractive investment characteristics such as strong population and job growth, favorable demographic trends along with limited new supply of single-family homes.

“Single-family rental homes are one of our highest conviction property sectors given numerous tailwinds that should provide resilient demand and the potential for attractive rent growth within this carefully selected portfolio,” said Allan Swaringen, President & CEO of JLL Income Property Trust. “Home mortgage rates are at 20-year highs, making homeownership less affordable while at the same time remote or hybrid work is becoming a staple in the workplace. Post-pandemic, a growing age cohort of Millennials are seeking more spacious living arrangements than they can find in cities or in the traditional suburban apartment communities and single-family home rentals provide an attractive alternative living situation. There remains a deep shortage in new home construction compared to demand due to elevated construction costs, higher interest rates and lingering supply chain disruptions. Providing high-quality, affordable single-family homes for rent in areas with good schools and safe neighborhoods, where families might not otherwise be able to buy, is a strong value proposition for tenants, these communities, and our investors.”

Swaringen added, “This transaction continues to grow JLL Income Property Trust’s allocation to residential properties, a top performing sector, and one of the more inflation resistant. Well-leased, stabilized and geographically diversified investments such as single-family rentals ideally provide a unique combination of defensive characteristics, especially amid current market volatility and economic uncertainty, while also delivering future growth potential. We are thrilled to expand our relationship with Amherst, a firm widely regarded as a best-in-class operator of single-family rental properties.”

“We are excited to be expanding our successful partnership with JLL Income Property Trust,” said Chris Avallone, Head of Capital Management at Amherst. “With increasing barriers to homeownership and U.S. housing supply at historic lows, we are as committed as ever to revitalizing America’s aging housing stock and providing growing families the choice of a high-quality home in communities of opportunity. This strategic partnership further enables us to deepen this commitment to the residents and investors we serve,” added Avallone.

The transaction is initially being completed unlevered, with a target of deploying capital in tranches up to a total of $500 million across multiple geographies. JLL Income Property Trust’s residential allocation now totals approximately $3 billion and encompasses nearly 10,600 units. More broadly, over 80% of the portfolio is invested in the residential, industrial and healthcare sectors, which have historically been seen to combat inflation and to be defensive and resilient in the face of broader economic uncertainties.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About The Amherst Group
The Amherst Group (“Amherst”) is a vertically integrated real estate investment, development, and operating platform that aims to reimagine some of the most fragmented and inefficient pockets of U.S. real estate, including single-family residential (SFR), mortgage-backed securities (MBS), and commercial real estate (CRE). Fueled by proprietary technology, deep-rooted expertise and an agile, collaborative approach, Amherst is transforming a slow-to-evolve industry by creating innovative solutions that disrupt the real estate ecosystem from end to end and unlock long-term value for the investors, residents, and communities it serves.

As of September 30, 2022, Amherst has over 1,700 employees, manages $18.3 billion in assets under management and has served over 225,000 residents across the U.S. As one of the largest operators of single-family assets in the U.S., Amherst currently manages 44,000+ homes across 32 markets (21 states). Through its debt business, Amherst1 pursues two distinct credit strategies in mortgage-backed securities and commercial real estate lending.

Please visit https://www.amherst.com/ for more information.

1Managed through Amherst Capital Management

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $82 billion of assets in private and public real estate property and debt investments as of Q2 2022. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit http://www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com
Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com